                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1324

                               (Amendment No.2)(1)

                       STET Hellas Telecommunications S.A.
                     --------------------------------------
                                (Name Of Issuer)

                 Ordinary Shares, par value GRD 500.00 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                                       N/A
                     --------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Verizon Communications Inc. #23-2259884
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 2 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  GTE Corporation #13-1678633
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           New York
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 3 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  GTE International Telecommunications Incorporated #06-1460807
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 4 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  GTE Venezuela Incorporated #13-3634506
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

        REPORTING                             0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 5 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Bell Atlantic Latin America Holdings, Inc. #541679838
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 6 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Bell Atlantic New Holdings, Inc. #232726821
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 7 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Verizon International Holdings Ltd. #13-4153957
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Bermuda
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
        PERSON             8        SHARED DISPOSITIVE POWER

         WITH                                 0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 8 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  GTE Venezuela S.a.r.l. #13-3634506
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Luxembourg
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
        PERSON             8        SHARED DISPOSITIVE POWER

         WITH                                 0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 9 of 21 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Verizon Europe Holdings II B.V.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           The Netherlands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              0 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
        PERSON             8        SHARED DISPOSITIVE POWER

         WITH                                 0 Ordinary Shares
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              0 Ordinary Shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% of the Issuer's outstanding Ordinary Shares
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
-------------------------------------------------------------------------------

                               Page 10 of 21 pages

Item 1.

         (a) Name of Issuer

                  STET Hellas Telecommunications S.A. ("STET Hellas")

         (b) Address of Issuer's Principal Executive Offices

                  60 Kifissias Avenue
                  15125 Maroussi, Athens
                  Greece

Item 2.

         (a) Name of Persons Filing

                  Verizon Communications Inc. ("Verizon")
                  GTE Corporation ("GTE")
                  GTE International Telecommunications Incorporated ("GTE International")
                  GTE Venezuela Incorporated ("GTE Venezuela")
                  Bell Atlantic Latin America Holdings, Inc. ("BALAH")
                  Bell Atlantic New Holdings, Inc. ("BANHI")
                  Verizon International Holdings Ltd. ("VIHL")
                  GTE Venezuela S.a.r.l. ("Venezuela")
                  Verizon Europe Holdings II B.V. ("Verizon Europe Holdings")

         (b) Address of Principal Business Office or, if none, Residence

                  For each of Verizon, GTE, GTE International, GTE Venezuela, Venezuela and Verizon Europe Holdings:

                  1095 Avenue of the Americas
                  New York, New York 10036

                               Page 11 of 21 pages

                  For each of BALAH and BANHI:

                  1310 North Court House Road
                  Arlington, Virginia  22201

                  For VIHL:

                  c/o AS&K Services Ltd.
                  Cedar House, 41 Cedar Avenue
                  Hamilton HM12, Bermuda

         (c) Citizenship

                  Each of Verizon, BANHI, BALAH, GTE Venezuela and GTE International is incorporated under the laws of the State of Delaware.

                  GTE is incorporated under the laws of the State of New York.

                  VIHL is incorporated under the laws of Bermuda.

                  Venezuela is incorporated under the laws of Luxembourg

                  Verizon Europe Holdings is incorporated under the laws of The Netherlands.

         (d) Title of Class of Securities

                  Ordinary Shares, par value GRD 500.00 per share

         (e) CUSIP Number

                  N/A

                               Page 12 of 21 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Exchange
                  Act

(b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange Act

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act

(d)      [ ]      Investment Company registered under Section 8 of the
                  Investment Company Act

(e)      [ ]      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)      [ ]      Employee Benefit Plan or Endowment Fund in accordance with
                  13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company or Control Person in accordance with
                  Rule 13d-1(b)(1)(ii)(G)

(h)      [ ]      Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act

(i)      [ ]      Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act

(j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                               Page 13 of 21 pages

Item 4.  Ownership

         (a) Amount Beneficially Owned:

         0 Ordinary Shares

         (b)  Percent of Class:

         0%

         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 0

                  (ii)     shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv) shared power to dispose or to direct the disposition of: 0

On August 2, 2002, Verizon Europe Holdings disposed of all of the Ordinary Shares of STET Hellas previously owned by it and terminated the shareholders' agreement relating to such shares to which it had been a party. Venezuela owns 100% of the equity of Verizon Europe Holdings. VIHL owns 100% of the equity of Venezuela. BANHI owns 95.6% of the equity of VIHL. BALAH owns 100% of the equity of BANHI. GTE Venezuela owns 100% of the equity of BALAH. GTE International owns 100% of the equity of GTE Venezuela. GTE owns 68.6% of the equity of GTE International. Verizon owns 100% of the equity of GTE. By virtue of the relationships among such companies, each of them may be deemed to have had shared power to vote and dispose of, or to direct the vote and disposition of, the Ordinary Shares of STET Hellas previously owned by Verizon Europe Holdings. As of the date of this report, none of the reporting persons has any power to vote and dispose of, or to direct the vote and disposition of, any Ordinary Shares of STET Hellas.

Item 5.  Ownership of Five Percent or Less of a Class:

         This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Ordinary Shares of STET Hellas.

                               Page 14 of 21 pages

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

         See Item 4.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certifications:

         Not Applicable.

                               Page 15 of 21 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 12, 2003

                                            VERIZON COMMUNICATIONS INC.

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            GTE CORPORATION

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            GTE INTERNATIONAL
                                            TELECOMMUNICATIONS INCORPORATED

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                               Page 16 of 21 pages

                                            GTE VENEZUELA INCORPORATED

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            BELL ATLANTIC LATIN AMERICA
                                            HOLDINGS, INC.

                                            /s/ Christopher M. Bennett
                                            ------------------------------------
                                                    Signature

                                            Christopher M. Bennett - Vice
                                            President
                                            ------------------------------------
                                                    Name/Title

                                            BELL ATLANTIC NEW HOLDINGS, INC.

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber - Secretary
                                            ------------------------------------
                                                    Name/Title

                                            VERIZON INTERNATIONAL HOLDINGS LTD.

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber - Assistant
                                            Secretary
                                            ------------------------------------
                                                    Name/Title

                               Page 17 of 21 pages

                                            GTE VENEZUELA S.a.r.l.

                                            By: GTE VENEZUELA INCORPORATED

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            VERIZON EUROPE HOLDINGS II B.V.

                                            BY:  TRUST INTERNATIONAL MANAGEMENT,
                                                 MANAGING DIRECTOR

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber/ Power of
                                            Attorney*
                                            ------------------------------------
                                                    Name/Title
                                            (*Power of Attorney previously filed
                                            with Schedule 13G of the reporting
                                            persons dated December 31, 2001 with
                                            respect to the Ordinary Shares of
                                            the Issuer and incorporated herein
                                            by reference)

                               Page 18 of 21 pages

                                                                       EXHIBIT A

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of STET HellasTelecommunications S.A. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 14th day of Februrary, 2002.

                                            VERIZON COMMUNICATIONS INC.

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            GTE CORPORATION

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            GTE INTERNATIONAL
                                            TELECOMMUNICATIONS INCORPORATED

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title



                               Page 19 of 21 pages

                                            GTE VENEZUELA INCORPORATED
                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            BELL ATLANTIC LATIN AMERICA
                                            HOLDINGS, INC.

                                            /s/ Stephen B. Heimann
                                            ------------------------------------
                                                    Signature

                                            Stephen B. Heimann - Assistant
                                            Secretary
                                            ------------------------------------
                                                    Name/Title

                                            BELL ATLANTIC NEW HOLDINGS, INC.

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber - Secretary
                                            ------------------------------------
                                                    Name/Title

                                            VERIZON INTERNATIONAL HOLDINGS LTD.

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber - Assistant
                                            Secretary
                                            ------------------------------------
                                                    Name/Title


                               Page 20 of 21 pages

                                            GTE VENEZUELA S.a.r.l.

                                            By: GTE VENEZUELA INCORPORATED

                                            /s/ Marianne Drost
                                            ------------------------------------
                                                    Signature

                                            Marianne Drost - Corporate Secretary
                                            ------------------------------------
                                                    Name/Title

                                            VERIZON EUROPE HOLDINGS II B.V.

                                            BY: TRUST INTERNATIONAL MANAGEMENT,
                                                MANAGING DIRECTOR

                                            /s/ Mary Louise Weber
                                            ------------------------------------
                                                    Signature

                                            Mary Louise Weber/ Power of
                                            Attorney*
                                            ------------------------------------
                                                    Name/Title
                                            (*Power of Attorney previously filed
                                            with Schedule 13G of the reporting
                                            persons dated December 31, 2001 with
                                            respect to the Ordinary Shares of
                                            the Issuer and incorporated herein
                                            by reference)

                               Page 21 of 21 pages